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Annual Statement of Compliance
Banc of America Funding 2008-1 Trust

Banc of America Funding Corporation
214 North Tryon Street
Charlotte, North Carolina 28255
Attention: Scott Evans

Re:           Banc of America Funding 2008-1Trust

Reference is made to the Pooling and Servicing Agreement (the "Agreement") dated May 30, 2008 by and among Banc of America Funding Corporation, as Depositor, LaSalle Bank National Association, as Master Servicer and as Securities Administrator, and U.S. Bank National Association, as Trustee.

I, Sandra Belmonit, a Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Master Servicer hereby certify that:

1.	A review of the activities of the Master Servicer during the preceding calendar year and of the performance of the Master Servicer under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date:      3/25/09
Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Master Servicer

/s/ Sandra Belmonti
Name: Sandra Belmonti
Title:   Vice President

Tel: 312.904.1671
IL4 - 135-17-16
135 S. LaSalle St., Chicago, IL 60603

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